 Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Michaela Parnell	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2956	415-318-4261

Response Genetics, Inc. Announces First Quarter Financial Results

LOS ANGELES, May 10, 2012 — Response Genetics Inc. (Nasdaq: RGDX), (the “Company”), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced its consolidated financial results for the first quarter ended March 31, 2012.

Total revenues for the quarter ended March 31, 2012 were $4.0 million, compared to $5.9 million for the quarter ended March 31, 2011 was largely as a result of the expected decrease in pharmaceutical client revenue. The Company’s ResponseDX® revenue decreased slightly to $3.0 million for the quarter ended March 31, 2012, compared to $3.1 million for the quarter ended March 31, 2011.

The Company’s first quarter 2012 net loss increased compared to the first quarter of 2011, while the sequential net loss decreased for the quarter ended March 31, 2012. Net loss for the quarter ended March 31, 2012 was $3.1 million, compared with a net loss of $0.3 million for the quarter ended March 31, 2011 and net loss of $3.9 million for the quarter ended December 31, 2011.

Cash and cash equivalents at March 31, 2012, were $5.7 million, compared to $1.7 million at December 31, 2011.

“In the first quarter of 2012 we accomplished what needed to be done first – we strengthened our balance sheet when we raised $7.8 million of cash,” said Thomas Bologna, the Company’s recently appointed Chairman & Chief Executive Officer. “We also began implementing programs to put our company on the right track and took action to recover from the transition that the Company faced in 201l. While we appreciate that it will take time to achieve the results that we fully expect to deliver to our shareholders, we believe we are making good progress on what needs to be done and putting the team in place to make it happen. We believe our company is in the right space and we have the foundation and wherewithal to capitalize on our strengths and the opportunities in front of us.”

Excluding cost of revenue, total operating expenses for the first quarter were $4.4 million, compared to $3.5 million for the same period last year. The increase in total operating expenses of $0.9 million was due to an increase in general and administrative expenses of $0.5 million and research and development expenses of $0.4 million.

The increase in general and administrative expenses was a result of an increase of $0.2 million in stock based compensation expense, $0.1 million in bad debt expense, $0.1 million in consulting expense, $0.1 million of equipment/maintenance expense and $0.1 million in legal fees, offset by a decrease in business tax of $0.1 million.

The increase in research and development expenses was due to an increase in personnel expenses and associated laboratory supplies and reagents related to increased research and development activity.

Conference Call Details

To access the conference call by phone on May 10 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through May 17, and may be accessed by dialing (855) 859-2056, (404) 537-3406, or (800) 585-8367. The replay passcode is 77936576.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

About Response Genetics, Inc.

Response Genetics Inc. (“RGI”) is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic tests for cancer. RGI’s principal customers include oncologists, pathologists and hospitals. In addition to diagnostic testing services, the Company generates revenue from the sales of its analytical testing services of clinical trial specimens to the pharmaceutical industry. RGI was founded in 1999, and its principal headquarters are located in Los Angeles, California. For additional information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to continue to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to implement operational enhancements, to strengthen marketing capabilities, to expand the suite of ResponseDX products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into new areas such as companion diagnostics, and to continue to execute on its business strategy and operations, to continue to analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2011	2012

Cash and cash equivalents	$1,700,295	$5,670,560
Accounts receivable, net	4,047,059	4,098,834
Prepaid expenses and other current assets	991,351	905,383
Total current assets	6,738,705	10,674,777
Property and equipment, net	1,067,679	1,234,221
Intangible assets	44,423	42,000
Total assets	$7,850,807	$11,950,998

Accounts payable	$1,492,526	$1,866,163
Accrued expenses and other current liabilities	3,251,262	2,097,431
Other liabilities	1,390,181	1,354,621
Common stock classified outside of stockholders’ equity (deficit)	7,854,682	10,976,797
Total stockholders’ equity (deficit)	(6,137,844)	(4,344,014)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$7,850,807	$11,950,998

The condensed consolidated balance sheet at December 31, 2011 is derived from the audited consolidated financial statements at the date included in the Company’s Form 10-K for the fiscal year ended December 31, 2011. The condensed consolidated balance sheet at March 31, 2012 is derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended March 31, 2012

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2011	2012
Net revenue	$5,927,575	$3,981,644
Operating expenses:
Cost of revenue	2,700,922	2,700,858
Selling and marketing	1,439,125	1,453,807
General and administrative	1,877,345	2,358,450
Research and development	164,342	569,955
Total operating expenses	6,181,735	7,083,070
Operating loss	(254,160)	(3,101,426)
Other income (expense):
Interest expense	(2,783)	(23,177)
Interest income	52	14
Loss before income tax provision	(256,891)	(3,124,589)
Income tax provision	—	—
Net loss	$(256,891)	(3,124,589)
Unrealized gain (loss) on foreign currency translation	(42,778)	(512)
Comprehensive loss	$(299,669)	$(3,125,101)

Net loss per share — basic and diluted	$(0.01)	$(0.14)

Weighted-average common shares — basic and diluted	18,358,892	22,948,916

The condensed consolidated statements of operations at March 31, 2011 and 2012 are derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended March 31, 2012.

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